Exhibit 3.1

CLIPPER REALTY INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:    Clipper Realty Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:   The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

Clipper Realty Inc.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN STATE

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.

ARTICLE IV

RESIDENT AGENT

The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is currently two, which number may be increased or decreased only (a) by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”) or (b) as provided in Article X, but shall never be fewer than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

David Bistricer
Sam Levinson

Directors shall be elected by a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

2

Section 5.2 Newly-Created Directorships and Vacancies. The Corporation elects, at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock and except as provided in Article X, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.3 Extraordinary Actions. Except as specifically provided in Section 5.8 (relating to removal of directors) and in the last sentence of Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.4 Authorization by Board of Directors of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

3

Section 5.5 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.5 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

4

Section 5.6 Determinations by Board of Directors. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of authorized or outstanding shares of stock of any class or series of the Corporation; the value or fair value, or any sale, bid or asked price to be applied in determining the value or fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

5

Section 5.7 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may authorize the Corporation to revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors and except as provided in Article X, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors.

Section 5.9 Corporate Opportunities.

(a)          The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more directors or officers of the Corporation.

6

(b)          If any director or officer of the Corporation who is party to or covered by an Investment Allocation Arrangement (as defined below) adopted or approved by the Board of Directors (an “Identified Person”) acquires knowledge of a potential business opportunity, the Corporation renounces, on its behalf and on behalf of its subsidiaries, any potential interest or expectancy in, or right to be offered or to participate in, such business opportunity, unless the applicable Investment Allocation Arrangement contemplates that the Identified Person present, communicate or offer such business opportunity to the Corporation (“Identified Opportunity”). Accordingly, except for Identified Opportunities, (a) no Identified Person is required to present, communicate or offer any business opportunity to the Corporation or any of its subsidiaries and (b) the Identified Person, on his or her own behalf or on behalf of any other person, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to himself or herself or any person or entity other than the Corporation and its subsidiaries.

The taking by an Identified Person for himself or herself, or the offering or other transfer to another person or entity, of any potential business opportunity, other than an Identified Opportunity, whether pursuant to the Charter or otherwise, shall not constitute or be construed or interpreted as (a) an act or omission of the director committed in bad faith or as the result of active or deliberate dishonesty or (b) receipt by the director of an improper benefit or profit in money, property, services or otherwise.

The term “Investment Allocation Arrangement” means an arrangement between the Company and an Identified Person, or a policy adopted by the Board of Directors that covers an Identified Person, that identifies specific business opportunities, or classes or categories of business opportunities, that such Identified Person (a) may (or may not) pursue or undertake, (b) may (or may not) offer, present, communicate or recommend to any affiliate or third party or (c) is required (or is not required) to offer, present, communicate or recommend to the Corporation.

7

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 750,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), 100,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”) and 150,000,000 shares of Special Voting Stock, $0.01 par value per share (“Special Voting Stock”). The aggregate par value of all authorized shares of stock having par value is $7,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3, 6.4 or 6.5 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

8

Section 6.2 Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter (including in Article X), each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

Section 6.4 Special Voting Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, the Special Voting Stock shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption:

Section 6.4.1   Definitions. For purposes of this Section 6.4, the following terms shall have the following meanings:

“Adjustment Factor.” The term “Adjustment Factor” means, with respect to any Qualifying Unit and at any time, the number of shares of Common Stock (or fraction thereof) that a holder of each such Qualifying Unit would be entitled to receive if such Qualifying Unit were Exchanged at such time for shares of Common Stock, without regard to any restrictions or limitations then in effect with respect to such Exchange.

Exchange. The term “Exchange,” with respect to any Qualifying Units, means the redemption, exchange or conversion of such Qualifying Units for or into shares of Common Stock, whether at the option of the Corporation or at the option of the holder of such Qualifying Units, and whether effected by a direct redemption, exchange or conversion of such Qualifying Units for or into shares of Common Stock or an indirect redemption, exchange or conversion by virtue of the redemption, exchange or conversion of such Qualifying Units for or into another security or series of securities ultimately redeemable, exchangeable or convertible, on their respective terms, for or into shares of Common Stock, whether at the option of the Corporation or at the option of the holder of such securities. The terms “Exchanged” and “Exchangeable” shall have correlative meanings.

9

“Operating Partnership.” The term “Operating Partnership” means Clipper Realty L.P., a Delaware limited partnership, or its successor.

“Qualifying Units.” The term “Qualifying Units” means (a) limited liability company units issued by any of Renaissance Equity Holdings LLC, Gunki Holdings LLC, Berkshire Equity LLC or 50/53 JV LLC to the extent Exchangeable for shares of Common Stock and (b) units of equity interest issued by the Operating Partnership or any other entity controlled by the Operating Partnership that are Exchangeable for shares of Common Stock and that the Board of Directors has designated as Qualifying Units.

Section 6.4.2    Dividends and Distributions. Holders of Special Voting Stock shall not be entitled to receive any dividends or other distributions of cash or property of the Corporation, including regular or special dividends, with respect to the Special Voting Stock. Without limiting the foregoing, holders of shares of Special Voting Stock shall not be entitled to any dividends or other distributions with respect to shares of Special Voting Stock that are declared or paid with respect to shares of Common Stock or any other class or series of stock of the Corporation. Notwithstanding the foregoing, holders of Special Voting Stock shall be entitled to receive such distributions of securities of the Corporation, including any class or series of the Corporation’s stock, as may be authorized by the Board of Directors and declared by the Corporation.

10

Section 6.4.3           Liquidation, Dissolution and Winding Up. Holders of Special Voting Stock shall not be entitled to receive any distributions upon the liquidation, dissolution or winding up of the Corporation with respect to the Special Voting Stock. Upon the Corporation’s dissolution, the Special Voting Stock shall no longer be outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate.

Section 6.4.4           Voting Rights. Each holder of Special Voting Stock, by virtue of being a holder of Special Voting Stock and regardless of the number of shares of Special Voting Stock held by such holder, shall be entitled to cast an aggregate number of votes equal to the number of Qualifying Units held by such holder as of the record date for the determination of holders of Special Voting Stock entitled to vote on such matter, multiplied by the Adjustment Factor then in effect with respect to such Qualifying Units, on all matters on which holders of Special Voting Stock are entitled to vote. Except as expressly provided in the Charter (including Article X), holders of shares of Special Voting Stock shall be entitled to vote, together with the holders of shares of Common Stock as one class, on all matters on which holders of Common Stock are entitled to vote. In addition, except as provided in Article X, holders of Special Voting Stock shall have the exclusive right to vote on any amendment to the Charter on which stockholders of the Corporation are entitled to vote and that would alter only the contract rights, as expressly set forth in the Charter, of the Special Voting Stock, and the holders of any other class or series of the Corporation’s stock shall not be entitled to vote on such an amendment. Except as expressly set forth in this Section 6.4.4, the holders of shares of Special Voting Stock shall have no other voting rights, as a separate class or other otherwise, including any rights to vote as a separate class with respect to any charter amendment or any extraordinary action such as a merger, statutory share exchange, conversion, consolidation, dissolution, liquidation or the like.

11

Section 6.4.5           Conversion; Redemption and Reclassification. Shares of Special Voting Stock shall have only the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in this Section 6.4, and are not convertible into or exchangeable or, except as set forth in Article VII, redeemable for any other property or securities of the Corporation. Any shares of Special Voting Stock that shall at any time have been acquired by the Corporation shall, after such acquisition, have the status of authorized but unissued shares of Special Voting Stock. The Board of Directors may reclassify any unissued shares of Special Voting Stock from time to time into one or more classes or series of stock.

Section 6.5 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

12

Section 6.6 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.7 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. Except as provided in Article X, the Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

Section 6.8 Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.8 shall be subject to the provisions of any class or series of shares of the Corporation’s stock at the time outstanding.

13

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Share Ownership Limit. The term “Aggregate Share Ownership Limit” shall mean, with respect to Capital Stock, 9.8% in value of the aggregate value of all of the outstanding shares of Capital Stock, excluding any shares of Capital Stock not treated as outstanding for federal income tax purposes, or such other percentage determined from time to time by the Board of Directors in accordance with Section 7.2.8.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Benefit Plan Investor. The term “Benefit Plan Investor” shall mean any holder of Capital Stock that is (i) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) that is subject to the provisions of Title I of ERISA; (ii) a plan as defined in Section 4975(e) of the Code (any such employee benefit plan or “plan” described in clause (i) or this clause (ii) being referred to herein as a “Plan”); (iii) an entity whose underlying assets include (or are deemed to include under ERISA or Section 4975(e) of the Code) assets of a Plan by reason of such Plan’s investment in such entity; or (iv) any other entity that otherwise constitutes a benefit plan investor within the meaning of Section 3(42) of ERISA and the Plan Asset Regulations.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

14

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock, Preferred Stock and Special Voting Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code and must not be a Benefit Plan Investor (other than a Controlling Person that is a Benefit Plan Investor).

Common Share Ownership Limit. The term “Common Share Ownership Limit” shall mean, with respect to any class or series of Common Stock, 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of such class or series of Common Stock, excluding any shares of Common Stock not treated as outstanding for federal income tax purposes, or such other percentage determined from time to time by the Board of Directors in accordance with Section 7.2.8.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Controlling Person. The term “Controlling Person” shall mean a Person who has discretionary authority or control with respect to the assets of the Corporation or who provides investment advice for a fee (direct or indirect) with respect to such assets, and any affiliate of such Person, within the meaning of the Plan Asset Regulations.

15

Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Common Share Ownership Limit. The term “Excepted Holder Common Share Ownership Limit” shall mean, subject to any requirements established by the Board of Directors pursuant to Section 7.2.7 and to adjustment pursuant to Section 7.2.7(d), the percentage limit established for such Excepted Holder by the Board of Directors pursuant to Section 7.2.7 as an exception to the Common Share Ownership Limit.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, with respect to an Excepted Holder, an Excepted Holder Aggregate Share Ownership Limit and/or Excepted Holder Common Share Ownership Limit.

Excepted Holder Aggregate Share Ownership Limit. The term “Excepted Holder Aggregate Share Ownership Limit” shall mean, subject to any requirements established by the Board of Directors pursuant to Section 7.2.7 and to adjustment pursuant to Section 7.2.7(d), the percentage limit established for such Excepted Holder by the Board of Directors pursuant to Section 7.2.7 as an exception to the Aggregate Share Ownership Limit.

Initial Date. The term “Initial Date” shall mean the date of the closing of the first issuance of shares of Common Stock in the private offering pursuant to a purchase/placement agreement between the Corporation and FBR Capital Markets & Co.

Insignificant Participation Exception. The term “Insignificant Participation Exception” shall mean the exception to the Plan Asset Regulations that provides that a Benefit Plan Investor’s assets will not include any of the underlying assets of an entity in which it invests if at all times less than 25% of the value of each class of equity interests in the entity is held by Benefit Plan Investors, disregarding for purposes of calculating such percentage any equity interests held by Controlling Persons (other than Controlling Persons which are Benefit Plan Investors).

16

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

17

Person. The term “Person” shall mean an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Plan Asset Regulations. The term “Plan Asset Regulations” shall mean Section 2510.3-101 of the regulations of the Department of Labor.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or other event), any Person that, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

Publicly Offered Securities. The term “Publicly Offered Securities” shall have the meaning provided in Section 2510.3-101(b)(2) of the Plan Asset Regulations, or any successor regulation thereto.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the applicable restriction or limitation on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

18

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, pledge, hypothecation, grant of a security interest or other right to acquire Capital Stock, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote (other than solely pursuant to a revocable proxy) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

19

Section 7.2    Capital Stock.

Section 7.2.1  Ownership Limitations. Subject to Section 7.4:

(a)    Basic Restrictions.

(i) During the period commencing on the Initial Date and prior to the Restriction Termination Date, (1) no Person, other than a Person exempted pursuant to Section 7.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Share Ownership Limit, (2) no Person, other than a Person exempted pursuant to Section 7.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock of any class or series in excess of the Common Share Ownership Limit applicable to such class or series and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Aggregate Share Ownership Limit applicable for such Excepted Holder or shares of Common Stock of any class or series in excess of the Excepted Holder Common Share Ownership Limit applicable to such class or series for such Excepted Holder.

(ii) During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock could result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) During the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

20

(iv) During the period commencing on the Initial Date and prior to the date that either (1) the Common Stock of the Corporation qualifies as a class of Publicly Offered Securities or (2) the Corporation qualifies for another exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), no Person shall Beneficially Own or Constructively Own shares of Common Stock to the extent that Benefit Plan Investors Beneficially Own 25% or more of the total value of the outstanding shares of Common Stock, disregarding any shares held by Controlling Persons (other than Controlling Persons that are Benefit Plan Investors).

(v) During the period commencing on the Initial Date and prior to the date that either (1) the Common Stock of the Corporation qualifies as a class of Publicly Offered Securities or (2) the Corporation qualifies for another exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), no shares of Common Stock may be Transferred by any Person unless such Person obtains from its transferee a representation and agreement that (A) its transferee is not (and will not be), and is not acting on behalf of, a Benefit Plan Investor or Controlling Person and will not Transfer any shares of Common Stock to any Benefit Plan Investor or Controlling Person and (B) such transferee will obtain from its transferee the representation and agreement set forth in this sentence (including without limitation clauses (A) and (B)), and any Transfer of shares of Common Stock that would violate this Section 7.2.1(a)(v) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Common Stock.

21

(vi)  During the period commencing on the Initial Date and prior to the date that the Corporation qualifies for an exception to the Plan Asset Regulations other than the Insignificant Participation Exception, no shares of Capital Stock of the Corporation (other than shares of Common Stock permitted to be Transferred by Section 7.2.1.(a)(v) and shares of any other class or series of Capital Stock that qualifies as a class or series of Publicly Offered Securities) may be Transferred by any Person unless such Person obtains from its transferee a representation and agreement that (A) its transferee is not (and will not be), and is not acting on behalf of, a Benefit Plan Investor or Controlling Person and will not Transfer any such shares of Capital Stock to any Benefit Plan Investor or Controlling Person and (B) such transferee will obtain from its transferee the representation and agreement set forth in this sentence (including without limitation clauses (A) and (B)), and any Transfer of shares of Capital Stock that would violate this Section 7.2.1(a)(vi) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b)        Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i), (ii) or (iv),

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Capital Stock; or

22

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iv) then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

Section 7.2.2     Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

23

Section 7.2.3    Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT or the Corporation’s qualification for any exception to the Plan Asset Regulations.

Section 7.2.4   Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)      every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock of each class and/or series Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit or the Common Share Ownership Limit; and

24

(b)          each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide promptly to the Corporation in writing such information as the Corporation may request, in order to determine the Corporation’s status as a REIT or its qualification for any exception from the Plan Asset Regulations and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5           Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to (i) protect the Corporation in preserving the Corporation’s status as a REIT or (ii) avoid having the assets of the Corporation being considered to be “plan assets” (within the meaning of the Plan Asset Regulations) of any stockholder.

Section 7.2.6           Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Directors may determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Constructively Owned by such Person (but not Capital Stock previously Beneficially Owned by such Person), pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

25

Section 7.2.7    Exceptions.

(a)    Subject to Section 7.2.1(a)(ii) and upon receipt of such representations and agreements as the Board of Directors may require, the Board of Directors may exempt (prospectively or retroactively) a Person from:

(i)       the Aggregate Share Ownership Limit with respect to Capital Stock and may establish or increase an Excepted Holder Aggregate Share Ownership Limit with respect to Capital Stock for such Person; and/or

(ii)      the Common Share Ownership Limit with respect to one or more classes or series of Common Stock, and may establish or increase an Excepted Holder Common Share Ownership Limit with respect to such class(es) or series for such Person.

(b)   Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

26

(c)    Subject to Section 7.2.1(a)(ii), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or immediate resale of such Capital Stock and provided that the restrictions contained in Section 7.2.1(a) hereof will not be violated following the distribution or resale by such underwriter, placement agent or initial purchaser.

(d)     The Board of Directors may only reduce an Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Aggregate Share Ownership Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit. No Excepted Holder Common Share Ownership Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

Section 7.2.8           Increase or Decrease in Common Share Ownership Limit or Aggregate Share Ownership Limit. Subject to this Section 7.2.8, the Board of Directors may from time to time increase or decrease the Aggregate Share Ownership Limit for one or more Persons, and may increase or decrease the Common Share Ownership Limit with respect to one or more classes or series of Common Stock for one or more Persons. No decreased Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Aggregate Share Ownership Limit until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Aggregate Share Ownership Limit; provided, however, that any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.7(a) or an Excepted Holder) in excess of the Capital Stock owned by such person on the date the decreased Aggregate Share Ownership Limit became effective will be in violation of the Aggregate Share Ownership Limit. No decreased Common Share Ownership Limit with respect to any class(es) or series of Common Stock will be effective for any Person whose percentage of ownership of Common Stock of such class(es) or series is in excess of the decreased Common Share Ownership Limit with respect to such class(es) or series until such time as such Person’s percentage of ownership of Common Stock of the applicable class(es) or series equals or falls below the decreased Common Share Ownership Limit; provided, however, that any further acquisition of Common Stock of the applicable class(es) or series by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.7(a) or an Excepted Holder) in excess of the Common Stock of the applicable class(es) or series owned by such person on the date the decreased Common Share Ownership Limit for such class(es) or series became effective will be in violation of the Common Share Ownership Limit. No increase to the Aggregate Share Ownership Limit or the Common Share Ownership Limit may be approved if the new Aggregate Share Ownership Limit and/or Common Share Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Capital Stock or if the new Aggregate Share Ownership Limit or Common Share Ownership Limit would cause the Corporation to otherwise fail to qualify as a REIT.

27

Section 7.2.9           Legend. Any certificate representing certificated shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Capital Stock in excess of the Aggregate Share Ownership Limit, unless such Person is exempted from such limit or is an Excepted Holder (in which case the Excepted Holder Aggregate Share Ownership Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock of any class or series in excess of the Common Share Ownership Limit applicable to such class or series of Common Stock, unless such Person is exempted from such limitation or is an Excepted Holder (in which case the Excepted Holder Common Share Ownership Limit applicable to such class or series shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being beneficially owned by fewer than 100 Persons; (v) no Person may Beneficially Own or Constructively Own shares of Common Stock to the extent that Benefit Plan Investors Beneficially Own 25% or more of the total value of outstanding shares of Common Stock; and (vi) no Person may Transfer shares of Capital Stock unless the transferee provides certain representations and agreements set forth in the Charter. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership described above are violated, the shares of Capital Stock in excess or violation of such restrictions may be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries or the Transfer or other event in violation of such restrictions may be void. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.
28

Instead of the foregoing legend, a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

Section 7.3 Transfer of Capital Stock in Trust.

Section 7.3.1    Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2     Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

29

Section 7.3.3     Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

30

Section 7.3.4    Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person or Persons, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares (or, if the event causing the shares to be held in Trust did not involve a purchase of such shares at Market Price, the Market Price of the shares on the day of the event causing the shares to be held in the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner and any other amounts held in the Trust with respect to such shares shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

31

Section 7.3.5    Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Prohibited Owner for the shares (or, if the event causing the shares to be held in Trust did not involve a purchase of such shares at Market Price, the Market Price of the shares on the day of the event causing the shares to be held in the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII and, in such a case, the Corporation will pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other amounts held by the Trustee with respect to such shares shall be immediately paid to the Charitable Beneficiary.

Section 7.3.6    Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

32

Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth in the next-following sentence of this Article VIII and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 5.8 (relating to removal of directors) or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

33

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE X

SPECIAL ELECTION MEETING

For so long as that certain Registration Rights Agreement between the Corporation and FBR Capital Markets & Co., as amended and in effect from time to time (the “Registration Rights Agreement”), is in effect:

(a)     The number of directors of the Corporation may be increased as provided in the Bylaws at a Special Election Meeting (as defined in the Bylaws), and stockholders may fill vacancies on the Board of Directors at a Special Election Meeting as and to the extent provided in the Bylaws.

(b)     Shares of Common Stock held by directors and executive officers of the Corporation and their Affiliates (as defined in the Registration Rights Agreement) shall not entitle such holders, and shares of Special Voting Stock shall not entitle the holders thereof, to vote (i) as provided in the Registration Rights Agreement, on any matter required by the Registration Rights Agreement to be considered at a Special Election Meeting, (ii) as provided in the Registration Rights Agreement, after a Special Election Meeting and until the Common Stock is listed on a national securities exchange as required by the Registration Rights Agreement, on (A) the removal of any director initially elected at a Special Election Meeting, (B) the reelection of any director initially elected at a Special Election Meeting or (C) any proposal to increase the number of directors, (iii) as provided in the Bylaws with respect to amendments to certain provisions of the Bylaws relating to the Special Election Meeting or (iv) on amendments to this Article X.

(c)     After any Special Election Meeting and until the Common Stock is listed on a national securities exchange as required by the Registration Rights Agreement, a director initially elected at a Special Election Meeting may be removed only by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors, excluding votes entitled to be cast by directors and executive officers of the Corporation and their Affiliates or holders of Special Voting Stock.

34

(d)          Amendments to Article XIV of the Bylaws and the last sentence of Article XV of the Bylaws may be approved only as provided in the Bylaws.

THIRD:      The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:      The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FIFTH:      The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the Charter.

35

SIXTH:      The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Charter.

SEVENTH:      The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

36

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 31st day of July, 2015.

ATTEST:	CLIPPER REALTY INC.

/s/ Lawrence E. Kreider	By:	/s/ David Bistricer

Lawrence E. Kreider, Secretary	David Bistricer, President

37